Exhibit 99.1

For More Information, Contact:

Neil Lansing, Chief Financial Officer	Felicia Vonella
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(610) 239-8850	(212) 843-0210
nlansing@auxilium.com	fvonella@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces Financial Results for the Quarter and

Year ended December 31, 2004

Revenue Growth Driven By Increased Sales and Market Share of Testim®1%

NORRISTOWN, PA (March 3, 2005) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company that develops and markets products for urology and sexual health, today announced financial results for the year and quarter ended December 31, 2004. For the quarter ended December 31, 2004, Testim generated net sales of $7.6 million compared to net sales of $4.3 million for the comparable period in 2003, an increase of 76.8%. For the year ended December 31, 2004, Testim net sales increased 206% to $27.0 million from $8.8 million for the comparable period in 2003.

Net loss applicable to common stockholders for the quarter ended December 31, 2004 was $(6.9) million compared to $(9.0) million for the comparable period in 2003. Basic and diluted net loss per common share was $(0.34) for the quarter ended December 31, 2004 compared to $(11.52) for the comparable period in 2003. Net loss applicable to common stockholders for the year ended December 31, 2004 was $(29.1) million compared to $(33.3) million for the year ended December 31, 2003. Basic and diluted net loss per common share was $(3.11) for the year ended December 31, 2004 compared to $(59.08) for the year ended December 31, 2003.

“Testim sales growth in the fourth quarter of 2004 was primarily driven by growth in market share and new prescriptions, which we believe resulted from better formulary positions with managed care providers and increased effectiveness of our sales and marketing organization,” said Ms. Gerri Henwood, Chairman and Chief Executive Officer. “As education and awareness of testosterone replacement therapy increases, we anticipate that Testim sales and market share will increase.”

Select Recent Highlights:

•	In January 2005, Testim was launched in Germany by Auxilium’s partner, Ipsen. Since December 31, 2004, Testim received marketing authorization in two additional European countries, bringing the total number of countries in which Testim is approved outside the U.S. to 11.

•	In February 2005, Auxilium entered into an agreement with Formulation Technologies L.L.C., doing business as PharmaForm, to add eight pain products to the transmucosal film technology platform the Company has in-licensed. Auxilium is in the process of selecting which initial product candidates it will move into the formulation stage. Auxilium believes these products fit Auxilium’s model, as the physicians the Company currently calls on are frequent prescribers of pain products.

•	In the month of December;

•	Testim market share of total testosterone replacement therapy, or TRT, gel prescriptions increased from 7.9% in 2003 to 11.5% in 2004; and

•	Testim market share of new TRT gel prescriptions increased from 9.2% in 2003 to 11.9% in 2004.

•	During the fourth quarter of 2004, Auxilium initiated a Testim Phase IV clinical trial in hypogonadal men who have Type 2 diabetes.

•	The Phase IV co-administration study of Testim plus any one of the three commercial PDE-5 inhibitors (Viagra®, Levitra®, Cialis®) is still in progress.

•	During the fourth quarter of 2004, Auxilium initiated a Phase II proof-of-concept clinical trial for its androgen replacement transmucosal film product candidate.

2004 Highlights:

•	Completion of Auxilium’s initial public offering and listing on NASDAQ on July 28. Auxilium raised $36.5 million in net proceeds. Cash, cash equivalents and short-term investments balance as of December 31, 2004 was $46.8 million.

•	Revenues of Testim reached $27.0 million and increased 206% over levels recorded during 2003.

•	Completion of a Phase IV study that demonstrated Testim is effective in treating a population of older hypogonadal men who were considered by their physicians to be non-responders to single dose AndroGel®. Auxilium believes that these patients are more resistant to TRT treatment and, therefore, is encouraged to see that Testim provided a benefit to these patients.

•	Initiation of manufacturing and development planning for AA4500 for the treatment of Peyronie’s and Dupuytren’s Diseases.

•	Development, through Phase I repeated dosing clinical trials, of a prototype transmucosal film product candidate which delivered androgen levels in the normal range.

Quarter and Full Year Financial Detail

For the quarter ended December 31, 2004, Auxilium reported a net loss applicable to common stockholders of $(6.9) million compared to a net loss applicable to common stockholders of $(9.0) million for the comparable period in 2003. For the year ended December 31, 2004, Auxilium’s net loss applicable to common stockholders was $(29.1) million, compared to a net loss of $(33.3) million for the comparable period in 2003. Auxilium reported, on a GAAP basis, basic and diluted net loss per common share of $(0.34) and $(3.11) for the quarter and year ended December 31, 2004, respectively, as compared to $(11.52) and $(59.08) for the comparable periods in 2003, respectively. Pro forma basic and diluted net loss per common share was $(1.65) for year ended December 31, 2004. This pro forma amount assumes the conversion of Auxilium’s outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2004, even though the actual conversion did not take place until the closing of Auxilium’s initial public offering on July 28, 2004.

Gross margin on net sales was 68.7% for the quarter ended December 31, 2004 and 69.9% for the year ended December 31, 2004, compared to 64.9% and 57.4% for the comparable periods in 2003, respectively. Gross margin reflects the cost of product sold as well as royalty payments made to licensors on sales of Testim. Cost of sales for the quarter and the year ended December 31, 2004 would have been $0.1 million and $0.5 million higher, respectively, and $0.1 million and $0.3 million higher for the comparable periods in 2003, respectively, had purchases of a key raw material not been written-off as a research and development expense in 2002. Gross margin would have been 67.8% and 68.1% for the quarter and the year ended December 31, 2004, respectively, and 62.8% and 54.5% for the comparable periods in 2003, respectively, if this key raw material had not been written-off in 2002.

Operating expenses, excluding cost of sales, totaled $12.3 million for the quarter ended December 31, 2004, compared to $10.9 million for the comparable period in 2003. The operating expense increase was primarily driven by research and development costs in support of Auxilium’s pipeline products. For the year ended December 31, 2004, operating expenses, excluding cost of sales, totaled $47.2 million, compared to $34.7 million for the comparable period in 2003.

As of December 31, 2004, Auxilium had $46.8 million in cash, cash equivalents and short-term investments, compared to $50.9 million at September 30, 2004.

2005 Guidance

Auxilium estimates 2005 net revenues from Testim product sales, net of returns, allowances, rebates, etc., based on currently planned resources, will be in the range of $40 million to $43 million.

Auxilium believes it will spend in the range of $24 million to $25 million for research and development.

Auxilium estimates that the net loss for 2005 will be in the range of $33 million to $36 million, primarily due to increased expenditures to support development of its pipeline product candidates.

These estimates are qualified by the “Risk Factors” in Auxilium’s Form S-1 Registration Statement and “Factors That May Affect Future Results” in Form 10-Q for the quarterly period ended September 30, 2004, each of which is on file with the Securities and Exchange Commission.

Conference Call

Auxilium will hold a conference call to discuss its fourth quarter 2004 results today, March 3, at 10:00 a.m. EST. The dial-in number for the conference call is 877-407-8035 in the U.S. The international dial-in number is +1-201-689-8035. The conference call will be simultaneously web cast at www.auxilium.com. An audio replay of the conference call will be available from 1:00 p.m. ET on Thursday, March 3, 2005 until 11:59 p.m. ET on March 10, 2005. To access the audio replay, please dial 877-660-6853 (US/Canada) or +1-201-612-7415 (International) and enter account code number #286 and then conference ID number 141517.

About Auxilium

Auxilium Pharmaceuticals, Inc., founded in 1999, is a specialty pharmaceutical company that develops and markets products for urology and sexual health. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through a sales and marketing team of more than 100 people. Auxilium is developing additional Testim line extensions, as well as other products for urology and sexual health, including an enzyme in Phase II for the treatment of Peyronie’s Disease that may also prove useful for the treatment of Dupuytren’s Disease. For additional information, visit www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the drivers of Testim sales and market share growth, the value of its product candidates, the interpretation of clinical results, receipt of foreign regulatory approvals, development of Testim line extensions and product candidates for the treatment of Peyronie’s Disease, overactive bladder and pain management, as well as other products for urology and sexual health, growth of the androgen market, Testim sales and Testim market share, and guidance as to future net revenues, research and development expenses and net losses. All statements other than statements of historical facts contained in this release, including statements regarding the future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to Auxilium, are intended to identify forward-looking statements. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries. For a discussion of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Auxilium’s Form S-1 Registration Statement and “Factors That May Affect Future Results” in Form 10-Q for the quarterly period ended September 30, 2004, each of which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACUETICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Net revenues	$7,615	$4,307	$27,025	$8,822

Operating expenses:
Cost of goods sold	2,384	1,512	8,148	3,762
Research and development	3,910	1,888	15,993	7,175
Selling, general, and administrative	8,427	8,990	31,210	27,475

Total operating expenses	14,721	12,390	55,351	38,412

Loss from operations	(7,106)	(8,083)	(28,326)	(29,590)
Interest income (expense), net	189	(385)	(192)	(1,007)
Other income	—	—	—	1,722

Net loss	(6,917)	(8,468)	(28,518)	(28,875)
Accretion of redeemable convertible preferred stock	—	(151)	(395)	(490)
Deemed dividend to warrant holders	—	—	(173)	—
Dividends accrued on redeemable convertible preferred stock	—	(336)	—	(3,909)

Net loss applicable to common stockholders	$(6,917)	$(8,955)	$(29,086)	$(33,274)

Basic and diluted net loss per common share	$(0.34)	$(11.52)	$(3.11)	$(59.08)

Weighted average common shares outstanding	20,533,331	777,200	9,361,153	563,194

	As of December 31,
	2004	2003
	(In thousands) (Unaudited)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$32,707	$28,446
Restricted cash	—	9,500
Short-term investments	14,100	—
Working capital	42,028	25,364
Total assets	61,040	49,759
Other long-term liabilities	8,823	577
Redeemable convertible preferred stock	—	93,287
Total stockholders’ equity (deficit)	36,244	(65,804)

AUXILIUM PHARMACUETICALS, INC.

Reconciliation of Basic and Diluted Net Loss Per Common Share to Pro Forma Basic and Diluted Net Loss

Per Common Share

(In thousands, except share and per share amounts)

(Unaudited)

	Year Ended December 31, 2004
	As Reported	Pro Forma Adjustments (1)	Pro Forma
Numerator:
Net loss	$(28,518)	$—	$(28,518)
Accretion of redeemable convertible preferred stock	(395)	395	—
Deemed dividend to warrant holders	(173)	—	(173)

Net loss applicable to common stockholders	(29,086)	395	(28,691)

Denominator:
Weighted-average common shares outstanding	9,402,776	8,066,342	17,469,118
Weighted-average unvested common shares subject to repurchase	(41,623)	—	(41,623)

Shares used in calculating net loss applicable to common stockholders per share	9,361,153	8,066,342	17,427,495

Basic and diluted net loss per common share	$(3.11)	$1.46	$(1.65)

(1)	Pro forma adjustments assume the conversion of Auxilium’s redeemable convertible preferred stock immediately prior to January 1, 2004 and the removal of the related accretion to its redemption value.